UNITED STATES
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WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Name of Registrant as Specified In Its Charter) Stilwell Value Partners VII, L.P. Stilwell Activist Fund, L.P. Stilwell Activist Investments, L.P. Stilwell Value LLC Joseph Stilwell
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 On September 5, 2018, The Stilwell Group issued the following press release:

The Stilwell Group Sends Fifth Letter to Shareholders of Wheeler Real Estate Investment Trust

NEW YORK, September 5, 2018 /PRNewswire/ -- The Stilwell Group, the largest shareholder of Wheeler Real Estate Investment Trust, Inc. (the "Company") (nasdaq:whlr), today announced that it has delivered an open letter to shareholders of the Company.

The full text of the letter follows:

September 5, 2018

Dear Fellow WHLR Owner,

By now you have heard from the Company claiming the legacy directors’ ‘extensive’ or ‘vast’ or ‘years of’ experience. Given how the Company is doing (SEE GRAPH), what ‘expertise’ do they possess?

According to the Company’s proxy materials, here are some of the qualifications of the legacy directors we seek to replace:

•	John McAuliffe is an investment banker who the Company touts as having ‘participated in excess of over (sic) 200 capital raises.’ Nevertheless, under his watch, WHLR did a disastrous capital raise. He apparently lacked the requisite expertise (or perhaps he lacked the requisite backbone) to dissuade the Board from approving such a dumb deal.

•	Dr. McGowan might have been ‘a Visiting Associate Professor of Finance at the University of Sharjah in the United Arab Emirates’ and the ‘RHB Bank Distinguished Chair in Finance at the University of Kebangsaan in Malaysia,’ but we believe he failed miserably when it came to real-life business decisions in WHLR’s board room.

•	Jeffrey Zwerdling, a corporate attorney, has a lengthy resume worthy of his 73 years. The Company notes that Mr. Zwerdling is a ‘Noble of the Acca Temple Shrine of Richmond.’ Nevertheless, under his watch, the Board funded the former CEO’s pet project but neglected to get the CEO’s personal guarantee, something even a first-year lawyer should know to do.[1] By the way, the Company also cites him as ‘a Master Mason (Scottish Rite of Freemasonry).’

Let’s remove these ‘experts.’

Sincerely,

Megan Parisi
917-881-8076
mparisi@stilwellgroup.com

1 According to Company filings, WHLR loaned $12 million to the ‘Sea Turtle Marketplace Project.’ Former CEO, Jon Wheeler, was an investor and the general partner of the Sea Turtle Marketplace Project.

We are asking you to vote the GREEN proxy card FOR our nominees, Joseph Stilwell, Paula Poskon and Corissa Briglia Porcelli rather than the three legacy directors above. We believe our highly-qualified, independent nominees will, if elected, exhibit better judgment, responsibility and decision-making in the board room.

You can vote by telephone, online or by signing and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of our proxy materials, please contact us or Okapi Partners at the phone numbers or email listed below.

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

+ 1 (212) 297-0720 (Main)
+ 1 (877) 869-0171 (Toll-Free)
Email: info@okapipartners.com

* Our calculation, according to Nasdaq price history, is based on the $6/share closing price of WHLR on its first day of public trading, 11/19/2012 (adjusted to $48/share due to the 1-for-8 reverse stock split on 3/31/17), and the $5.51/share closing price on 8/31/2018.